                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549




                                     SCHEDULE 13D

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 3)


                             Churchill Downs Incorporated
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                                   (Name of Issuer)


                              Common Stock, No Par Value
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                            (Title of Class of Securities)



                                      171484 10 8
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                                    (CUSIP Number)

Thomas H. Meeker, President          Alexander W. Waldrop, Senior Vice President
Churchill Downs Incorporated         Administration, General Counsel and Secretary
700 Central Avenue                   700 Central Avenue
Louisville, KY  40208 (502)636-4400  Louisville, KY  40208 (502)636-4400

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   (Name, Address and Telephone Number of Person Authorized to Receive Notices
and Communications)



                                     April 15, 1998
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               (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

CUSIP No. 171484 10 8                                                   13D



1.             NAMES OF REPORTING PERSONS
               Charles W. Bidwill, Jr.
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
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2.             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (A)  [ ]
               (B)  [X]

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3.             SEC USE ONLY

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4.             SOURCE OF FUNDS
               Not Applicable
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5.             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
               ITEMS 2(D) OR 2(E)  [ ]

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6.             CITIZENSHIP OR PLACE OF ORGANIZATION

                          United States
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               |  7.          SOLE VOTING POWER
NUMBER OF      |
SHARES         |                 438,680
BENEFICIALLY   |---------------------------------------------------------------
OWNED BY       |  8.          SHARED VOTING POWER
EACH REPORTING |
PERSON         |                 -0-
WITH           |---------------------------------------------------------------
               |  9.          SOLE DISPOSITIVE POWER
               |
               |                 430,680
               |---------------------------------------------------------------
               |  10.         SHARED DISPOSITIVE POWER
               |
               |                 -0-
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11.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             438,680
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12.           CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                [ ]
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13.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                             6.1%
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14.           TYPE OF REPORTING PERSON
                            IN
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

SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 13, 1998
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Date


Charles W. Bidwell
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Signature


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Name/Title



     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such a person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                      APPENDIX I

                               (As of April 15, 1998)



     IDENTITY AND BACKGROUND OF REPORTING PERSON. The name, residence or business address and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each Reporting Person is set forth below:


                                Residence                   Present Principal
Name                       or Business Address          Occupation or Employment
-----                      -------------------          ------------------------
Charles W. Bidwill, Jr.    3301 So. Laramie Avenue      Chairman of the Board,
                           Cicero, Illinois  60804      National Jockey Club
                                                        (operator of Sportsman's
                                                         Park Race Track)